Exhibit 10.23

Form of
Performance Award Grant Agreement
under the
Amended and Restated Omnibus Incentive Plan
for
Executive Officer

This Performance Award Grant Agreement (this "Agreement") is entered into as of the Grant Date specified below, by and between _______________ (the "Optionee") and Angie's List, Inc., a Delaware corporation (the "Corporation").

In consideration of the premises, the Corporation and the Optionee agree as follows:

1.	Terms.

A.
Defined Terms and Rules of Construction. Except as otherwise defined herein, capitalized terms shall have the meanings specified by the Angie's List, Inc. Amended and Restated Omnibus Incentive Plan, as may be amended, restated or modified from time to time (the "Plan"), and the rules of construction specified in the Plan shall apply to this Agreement as well.

B.	Grant of Performance Award. The Corporation hereby grants the Optionee the right to purchase up to ________ Shares upon the terms and conditions set forth below (the "Performance Award").

C.	Grant Date. The date of the grant of the Performance Award is February 27, 2015 (the "Grant Date").

D.	Type of Option. The Performance Award is a Nonqualified Stock Option.

E.
Subject to Plan. The Performance Award is subject to the terms and conditions of the Plan. By signing this Agreement, the Optionee acknowledges that the Corporation has provided him or her with a copy of the Plan. The terms of the Plan are hereby incorporated herein by reference.

F.	Performance Terms and Vesting.

a.
Subject to accelerated vesting upon a Change of Control as set forth below, the Performance Award shall vest based on the achievement of the financial performance goals as set forth on Exhibit A (“Performance Criteria”); provided, however, that if the number of Performance Awards would result in the issuance of a fraction of a share, no fractional share shall be issued and instead the number of Performance Award shall be increased or decreased to the next whole number. Any Performance Award that fail to meet the financial performance goals set forth on Exhibit A shall be forfeited.

b.
Upon vesting pursuant to the foregoing schedule, the vested portion of the Performance Award shall be fully exercisable at any time prior to the Expiration Date (as defined below). The Optionee's interest in the Performance Award, to the extent it is not exercised prior to the Expiration Date, shall be forfeited. The Optionee shall have no further rights under the Plan with respect to a Performance Award (or portion thereof) to the extent the Performance Award (or portion thereof) has been forfeited.

c.
In the event of a Change in Control and Optionee’s Termination of Service occurs within 12 months without Cause (other than for death or Disability) or by the Optionee for Good Reason (as defined below), the vesting of the Performance Award, and the time during which the Performance Award may be exercised, shall be accelerated automatically and shall be fully exercisable and all restrictions thereon shall lapse at least ten (10) days prior to the closing of the transaction causing the Change in Control (and the Performance Award shall terminate if not exercised prior to the closing of such). For purposes hereof, the term “Good Reason” shall mean one or more of the following conditions arising without your consent: (i) a material diminution in your base compensation; or (ii) a material diminution in your authority, duties, or responsibilities. To be entitled to terminate your employment for Good Reason, you must (i) provide written notice to the Corporation of the event or change you consider constitutes “Good Reason” within 30 calendar days following its occurrence, (ii) provide the Corporation with a period of at least 30 calendar days to cure the event or change, and (iii) if the Good Reason persists following the cure period, actually resign by written resignation letter within 90 calendar days following the event or change.

G.
Expiration Date. Unless earlier terminated pursuant to the terms and provisions of the Plan or this Agreement, the Performance Award with respect to Shares shall expire on the 10th anniversary of the Grant Date (the "Expiration Date").

H.	Purchase Price. The purchase price for each Share subject to the Performance Award shall be six dollars and seventy-four cents ($6.74) (the "Exercise Price").

2.
Method of Exercise. The Performance Award shall be exercisable by the Optionee pursuant to the method specified by the Committee which, unless otherwise specified, shall be electronically via the Plan’s brokerage website which has been or will be made available promptly to the Optionee after the date hereof via electronic communication (the "Exercise Notice"). The Exercise Notice must state the number of Shares for which the Performance Award is being exercised. The Exercise Notice must be signed by the Optionee and must be accompanied by payment of the Exercise Price plus payment of any applicable withholding tax. The Performance Award shall be deemed to be exercised upon receipt by the Corporation of the Exercise Notice accompanied by the Exercise Price and payment of any applicable withholding tax.

3.
Method of Payment. Payment of the Exercise Price shall be by any of the following methods, at the election of the Optionee: (a) cash; (b) check; (c) with the consent of the Committee, surrendered Shares issuable upon the exercise of the Performance Award having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of the Performance Award or exercised portion thereof; or (d) such other method or combination of methods as approved by the Committee.

4.
Restrictions on Exercise. If the issuance of Shares upon exercise of the Performance Award, or the method of payment for such Shares, would constitute a violation of any applicable federal or state securities or other law or regulation, then the Performance Award may not be exercised. The Corporation may require the Optionee to make any representation and warranty to the Corporation as may be required by any applicable law or regulation before allowing the Performance Award to be exercised.

5.
Non-Transferability. Neither the Performance Award nor any portion thereof shall be transferred, sold, pledged, assigned, hypothecated, or disposed of in any manner by the Optionee other than by will or the laws of descent and distribution to the extent hereinafter set forth. The Performance Award may be exercised during the Optionee's lifetime only by the Optionee hereof or, upon the Optionee's legal incapacity to act on his or her own behalf, by the Optionee's conservator or other lawful representative. The Performance Award shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation, or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Stock Option.

6.
Adjustments. If an event described in Section 3(c) of the Plan occurs, the number of Shares subject to the Performance Award and the Exercise Price shall be appropriately adjusted by the Committee in the manner set forth in Section 3(c)of the Plan.

7.
Early Expiration Upon Termination of Service. As set forth in Section 13 of the Plan, in the event of your Termination of Service for any reason, except as a result of Change in Control (as defined by Section 1.F.c. above), any portion of the Performance Award that is unvested (or otherwise unexercisable or for which restrictions have not lapsed) as of the Termination Date shall terminate and be forfeited as of the Termination Date and (i) if your Termination of Service is for Cause, the portion of the Performance Award that has previously vested (and is otherwise exercisable) as of the Termination Date shall terminate and be forfeited as of the date and time you are terminated; (ii) if the Termination of Service is a result of your death or Disability, the portion of the Performance Award that has previously vested (and is otherwise exercisable) as of the Termination Date shall terminate and be forfeited on the date that is one (1) year after the Termination Date, but in no event after the Expiration Date; and (iii) if your Termination of Service is other than due to death, disability or for Cause, the portion of the Performance Award that has previously vested (and is otherwise exercisable) as of the Termination Date shall terminate and be forfeited on the date that is three (3) months after the Termination Date, but in no event after the Expiration Date.

8.
Indemnification. The Optionee agrees to hold the Corporation and its officers, directors, and controlling persons (as defined in the Securities Act of 1933, as amended (the "Securities Act"), and any persons affiliated with any of them or with the issuance of the Performance Award subject to this Agreement, harmless from all expenses, liabilities, and damages (including reasonable attorneys' fees) (i) deriving from a disposition of the Performance Award or Shares acquired pursuant to the Performance Award in a manner that violates the Securities Act or of any applicable state securities law or (ii) that may be suffered by any person by reason of any breach of a representation required of the Optionee by this Agreement or the Plan.

9.
No Agreement of Employment. Neither the grant of the Performance Award nor this Agreement shall be deemed to create any agreement with, or obligation by, the Corporation to employ or otherwise engage the services of Optionee for any period of time, it being understood that, unless Optionee has an employment, consulting or other agreement with the Corporation that provides otherwise, the Optionee's employment or service with the Corporation may be terminated by the Corporation at any time, with or without cause.

10.
Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given as follows (a) if to the Corporation, mailed first class, postage prepaid at the principal business address of the Corporation to the attention of the Secretary of the Corporation; or (b) if to Optionee then delivered personally, mailed first class, postage prepaid at the last address of Optionee known to the Corporation at the time the notice or other communication is sent.

11.
Entire Agreement. This Agreement, including the Plan, contains the entire understanding and agreement between the parties hereto respecting the subject matter hereof, and there are no representations, agreements, arrangements, or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

12.
Governing Law. The validity, performance, enforcement, interpretation and any other aspect of this Agreement shall be governed by the internal laws of the State of Delaware (to the extent not inconsistent with the applicable provisions of the Code) notwithstanding the choice of law provisions of any jurisdiction. Optionee hereby consents to the exclusive jurisdiction of the local, state and federal courts, as applicable, within the State of Indiana, and waives any defense of lack of personal jurisdiction or improper venue to a claim brought in such court.

13.
Counterparts. This Agreement may be executed in two original or facsimile counterparts, each of which shall be deemed to be an original and both of which, when taken together, shall constitute one instrument.

14.	Amendment. This Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by both parties to this Agreement.

15.
Blackout Periods. The Optionee acknowledges that, from time to time as determined by the Corporation in its sole discretion, the Corporation may establish “blackout periods” during which this Performance Awards may not be exercised. The Corporation may establish a blackout period for any reason or for no reason.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

"CORPORATION" ANGIE'S LIST, INC.
By:
Name:
Title:
Date:

"OPTIONEE"

Signature

Print Name

Street Address

City, State, Zip Code

Social Security No.

EXHBIT A

PERFORMANCE CRITERIA

The "Performance Goal" shall mean that the Corporation's stock price performance exceeds 80% of the performance of the Russell 2000 Index over the Performance Period, using the average adjusted closing stock price for the Corporation and the Russell 2000 Index for 90 calendar days prior to the beginning of the Performance Period and the last 90 calendar days of the Performance Period.

The "Performance Period" shall mean January 1, 2015 through December 31, 2017.

If the Performance Goal for the Performance Period is met, then (i) 75% of the Performance Options will become vested and exercisable on February 27, 2018 and (ii) 25% of the Performance Options will become vested and exercisable on February 27, 2019.

FORM INDEX DATA

Optionee	Shares
William S. Oesterle	28,025
Thomas R. Fox	10,828
J. Mark Howell	14,012
Patrick D. Brady	10,828
Angela R. Hicks Bowman	14,012
Shannon M. Shaw	6,369
Charles Hundt	3,503